SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Strayer Education, Inc.
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STRAYER EDUCATION, INC.
1100 Wilson Blvd., Suite 2500
Arlington, VA 22209
(703) 247-2500

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), to be held at 8:30 a.m. (EST) on Tuesday, April 27, 2010, at 2303 Dulles Station Boulevard, Herndon, Virginia, 20171.

At this year’s meeting, you will vote on:

•	The election of nine directors

•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm

•	Any other matters that may properly come before the meeting.

This booklet is the formal notice of the meeting, and proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. Importantly, it also describes how your Board operates, gives information about director candidates, and provides information about the Corporation, including our compensation practices.

We have spent time revising this booklet to make it easier to read. I encourage you to read it; we welcome constructive feedback and comments from owners.

Your vote is important. We encourage you to sign and return your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

We look forward to seeing you at the 2010 Annual Meeting of Stockholders.

Sincerely,

ROBERT S. SILBERMAN
Chairman of the Board
and Chief Executive Officer

February 26, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1
COMPENSATION COMMITTEE REPORT

STRAYER EDUCATION, INC.
1100 Wilson Blvd., Suite 2500
Arlington, VA 22209
(703) 247-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), will be held at 2303 Dulles Station Boulevard, Herndon, Virginia, 20171, on Tuesday, April 27, 2010, at 8:30 a.m. for the following purposes:

1.	To elect nine directors to the Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation.

3.	To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF FEBRUARY 25, 2010. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Viet D. Dinh
Secretary

Arlington, VA
February 26, 2010

FINANCIAL SUMMARY

While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the Proxy. Below are the Selected Financial Data tables for the five years ending December 31, 2009 from our 2009 Annual Report. The tables provide key information on growth, profitability, returns, balance sheet strength, and capital allocation.1

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands, except per share, enrollment and campus data)

Income Statement Data:
Revenues	$220,507	$263,648	$318,012	$396,275	$511,961
Costs and expenses:
Instruction and educational support	76,977	91,120	108,852	130,836	166,604
Marketing and admissions	41,090	52,269	60,760	76,162	93,336
General and administration	27,576	40,723	50,843	62,426	79,667

Income from operations	74,864	79,536	97,557	126,851	172,354
Investment and other income	2,982	4,542	6,495	4,527	1,408

Income before income taxes	77,846	84,078	104,052	131,378	173,762
Provision for income taxes	29,781	31,771	39,115	50,570	68,684

Net income	$48,065	$52,307	$64,937	$80,808	$105,078

Net income per share:
Basic	$3.32	$3.69	$4.56	$5.77	$7.67
Diluted	$3.26	$3.61	$4.47	$5.67	$7.60
Weighted average shares outstanding:
Basic	14,472	14,187	14,248	14,015	13,703
Diluted(a)	14,741	14,492	14,517	14,242	13,825
Other Data:
Depreciation and amortization	$6,619	$7,059	$8,523	$10,761	$13,937
Stock-based compensation expense(b)	$48	$8,049	$10,207	$11,127	$10,954
Capital expenditures	$12,275	$13,183	$14,869	$20,657	$30,431
Cash dividends per common share (paid):
Regular	$0.63	$1.06	$1.31	$1.63	$2.25
Special	—	—	—	$2.00	—
Average enrollment(c)	23,903	27,554	32,087	38,449	47,142
Campuses(d)	35	43	51	60	71

1 The information set forth above has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere or incorporated by reference in the Company’s Annual Report on Form 10-K.

	At December 31,
	2005	2006	2007	2008	2009
	(in thousands)

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$119,806	$128,426	$171,335	$107,331	$116,516
Working capital(e)	110,886	122,204	131,734	112,679	105,735
Total assets	225,845	270,844	343,778	324,563	385,805
Long-term liabilities	6,569	7,689	10,922	11,663	11,745
Total liabilities	74,005	99,317	155,271	148,482	195,985
Total stockholders’ equity	151,840	171,527	188,507	176,081	189,820

(a)	Diluted weighted average shares outstanding include common shares issued and outstanding, and the dilutive impact of restricted stock and outstanding stock options using the Treasury Stock Method.

(b)	In 2006, we adopted the provisions of Accounting Standards Codification Topic 718, Stock Compensation, and began recording expense for all forms of stock-based compensation. Prior to 2006, only stock-based compensation expense for restricted stock grants was being recorded.

(c)	Reflects average student enrollment for the four academic terms for each year indicated.

(d)	Reflects number of campuses offering classes during the fourth quarter of each year indicated.

(e)	Working capital is calculated by subtracting current liabilities from current assets.

STRAYER EDUCATION, INC.
1100 Wilson Blvd., Suite 2500
Arlington, VA 22209
(703) 247-2500

PROXY STATEMENT

Annual Meeting of Stockholders
April 27, 2010

This Proxy Statement is furnished on or about February 26, 2010, to holders of the common stock of Strayer Education, Inc. (the “Corporation”), 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, in connection with the solicitation on behalf of the Board of Directors of the Corporation (the “Board”) of proxies to be voted at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m. local time on Tuesday, April 27, 2010, at Strayer Education’s offices located at 2303 Dulles Station Blvd., Herndon, Virginia 20171.

The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and facsimile by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The Corporation has also retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of approximately $10,000 plus reimbursement of its out-of-pocket expenses.

Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to the Secretary of the Corporation at the Corporation’s executive offices at 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, providing a later dated proxy, or by attending the meeting and voting in person. Attending the Annual Meeting will not automatically revoke a stockholder’s prior proxy.

At the close of business on February 25, 2010, there were 13,957,815 shares of the common stock of the Corporation outstanding and entitled to vote at the meeting. Only common stockholders of record on February 25, 2010 will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Corporation’s By-laws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors must receive more votes for his or her election than votes against his or her election. Ratification of the appointment of the Corporation’s independent registered public accounting firm and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors.

Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees and in favor of the other proposal. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

The Board of Directors of the Corporation has adopted a corporate governance policy concerning the “holdover” of any director not elected by a majority vote in an uncontested election. Any such director who fails to receive the requisite majority vote would be required to promptly offer his resignation and the Board, following the recommendation of the Company’s Nominating and Governance Committee, would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a “holdover” director. A copy of this policy is available on our website at www.strayereducation.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 27, 2010

The proxy statement, Form 10-K and Annual Report to Shareholders are available at www.strayereducation.com/overview.cfm.

PROPOSAL 1

Election of Directors

The Corporation currently has a twelve member Board, all of whom are elected by the Corporation’s common stockholders. There are currently three vacancies on the Board; thus, nine nominees are being voted on at the Annual Meeting.

The Nominating and Governance Committee (the “Nominating Committee”) considers many factors when considering candidates for the Board. The four most important are true independence, business savvy, a shareholder orientation, and genuine interest in the Corporation. By true independence we mean the willingness to challenge a forceful, talented CEO with a good track record when something is wrong or foolish. People with this trait are both very valuable and hard to find; they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial — without it all the other great traits are of little help. The Board does not have a specific policy regarding diversity. However, the Nominating Committee does strive for the Board to be comprised of directors with a variety of experience and personal backgrounds. The Nominating Committee considers the prospective director’s skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Corporation’s shares. The Nominating Committee focuses on the prospective director’s understanding that maintaining the high academic quality of Strayer University is central to maintaining and growing the Corporation’s value. (It is perhaps obvious, though worth noting, that the criteria for service on Strayer University’s Board of Trustees, while sharing some of the same criteria as the Corporation, are different and it is important to have some individuals who can sit on both Boards effectively.) Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness.

The Nominating Committee will entertain recommendations from common stockholders that are submitted in writing to the Corporation, provided that such common stockholders (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Mr. Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, giving the candidate’s name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion.

The Nominating Committee does not evaluate candidates differently based on who has made the proposal. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Once it has been determined that a candidate meets the Board’s criteria on paper, there is a vetting process which includes, but is not limited to, background and reference checks and interviews with not only the Nominating Committee but other board members, executive management, and other professionals such as the Corporation’s auditors or outside counsel as deemed necessary.

Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Corporation must also comply with the Corporation’s By-laws regarding stockholder proposals and nominations. See “Stockholder Proposals” contained in this proxy statement.

It is intended that the votes represented by the proxies will be cast for the election as directors, for a term of one year or until their successors are chosen and qualified, of the persons listed below. The Board of Directors recommends that shareholders vote “for” the nominees listed below. Each of the nominees is currently a director of the Corporation. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Corporation.

Nominees for Common Stock Directors

			Year first	Ownership
		Board	elected to	Common	Restricted	Vested	Unvested
Name/Title	Age	Committees	Strayer Board	Stock	Stock	Options	Options

Robert S. Silberman,	52	—	2001	21,336	183,680	100,000	0
Chairman & CEO
David A. Coulter,(a)	62	Nominating and	2002	4,927	959	0	0
Director		Compensation
Dr. Charlotte F. Beason,	62	Nominating	1996	4,117	482	0	0
Director
William E. Brock,	79	Compensation	2001	3,667	482	0	0
Director
Robert R. Grusky,	52	Audit	2001	3,259	544	0	0
Director
Robert L. Johnson,	63	Nominating	2003	6,668	959	6,667	0
Director
Todd A. Milano,	57	Compensation	1996	3,568	864	0	0
Director
G. Thomas Waite, III,	58	Audit	1996	3,436	482	0	0
Director
J. David Wargo,	56	Audit	2001	667	482	0	0
Director

(a)	Mr. Coulter is presently serving as the Board’s Presiding Independent Director.

Mr. Robert S. Silberman has been Chairman of the Board since February 2003 and Chief Executive Officer since March 2001. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Mr. Silberman has been a Director of Strayer since March 2001. He serves on the Board of Directors of Covanta Holding Company and on the Management Advisory Board of New Mountain Capital, LLC. He also serves on the Board of Visitors of The Johns Hopkins University School of Advanced International Studies. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor’s degree in history from Dartmouth College and a master’s degree in international policy from The Johns Hopkins University.
Mr. David A. Coulter is serving as the Presiding Independent Director of the Strayer Education, Inc. Board of Directors, on which he has served since 2002. He is currently Managing Director and Senior Advisor at Warburg Pincus, LLC. He was Vice Chairman of J.P. Morgan Chase & Co. from December 2000 to December 2005. Prior to joining J.P. Morgan Chase, Mr. Coulter led the West Coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that, Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation. Mr. Coulter is a member of the Board of Directors of The Irvine Company, Webster Bank, Aeolus Re, and MBIA, Inc. In addition to serving as the Presiding Independent Director, he is also Chair of the Company’s Nominating Committee and is a member of the Compensation Committee of the Board. Mr. Coulter holds a bachelor’s degree in mathematics and economics and a master’s degree in industrial administration, both from Carnegie Mellon University.

Dr. Charlotte F. Beason has been Executive Director of the Kentucky Board of Nursing since 2005. From 2004 to 2005, she was a consultant in education and health care administration. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing); she is an evaluator for the Commission on Collegiate Nursing Education. From 1988 to 1996, she was Director of Health Professions Education Service and the Health Professional Scholarship Program at the Department of Veterans Affairs. Dr. Beason has served on the Board since 1996 and is a member of the Nominating Committee of the Board. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor’s degree in nursing from Berea College, a master’s degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University.

Mr. William E. Brock is the Founder and Chairman of the Brock Offices, a firm specializing in international trade, investment and human resources. From 1985 to 1987, Mr. Brock served in the President’s Cabinet as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. Elected Chairman of the Republican National Committee from 1977 to 1981, Mr. Brock previously served as a Member of Congress and, subsequently, as U.S. Senator for the State of Tennessee. Mr. Brock serves as a Counselor and Trustee of the Center for Strategic and International Studies, and as a member of the Board of Directors of On Assignment, Inc., Health Extras, Inc., and ResCare, Inc. Mr. Brock has been a member of the Board since 2001 and is a member of the Compensation Committee of the Board. He holds a bachelor’s degree in commerce from Washington and Lee University. Mr. Brock has also received a number of honorary degrees.

Mr. Robert R. Grusky is the Founder and Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal and Member from 2000 to 2005, and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He is also on the Board of Directors of AutoNation, Inc., and AutoZone, Inc. Mr. Grusky has served on the Board since 2001, and is Chair of the Audit Committee of the Board. He holds a bachelor’s degree in history from Union College and a master’s degree in business administration from Harvard University.

Mr. Robert L. Johnson is the Founder and Chairman of The RLJ Companies, which owns or holds interests in companies operating in the banking/financial services, real estate, hospitality, professional sports, film production, gaming and automotive industries. Mr. Johnson is the founder of Black Entertainment Television (BET), a subsidiary of Viacom and the leading African-American operated media and entertainment company in the United States, and served as its Chief Executive Officer until January 2006. In 2002, Mr. Johnson became the first African-American majority owner of a major sports franchise, the Charlotte Bobcats of the NBA. From 1976 to 1979, he served as Vice President of Governmental Relations for the National Cable & Telecommunications Association (NCTA). Mr. Johnson also served as Press Secretary for the Honorable Walter E. Fauntroy, Congressional Delegate from the District of Columbia. He also serves on the following boards: KB Home, Lowe’s Companies, Inc., NBA Board of Governors, Deutsche Bank Advisory Committee, The Business Council, and the Smithsonian Institution’s National Museum of African American History and Culture. Mr. Johnson has served on the Board since 2003, and is a member of the Nominating Committee of the Board. He holds a bachelor’s degree in social studies from the University of Illinois and a master’s degree in international affairs from the Woodrow Wilson School of Public and International Affairs at Princeton University.

Mr. Todd A. Milano has been President and Chief Executive Officer of Central Pennsylvania College since 1989. Mr. Milano has served on the Board since 1996 and is Chair of the Compensation Committee of the Board and is also a member of the Strayer University Board of Trustees. Mr. Milano holds a bachelor’s degree in industrial management from Purdue University.

Mr. G. Thomas Waite, III has been Treasurer and Chief Financial Officer of the Humane Society of the United States since 1997 and Controller since 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is a member of the Audit Committee of the Board and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor’s degree in commerce from the University of Virginia and is a Certified Public Accountant.

Mr. J. David Wargo has been President of Wargo and Company, Inc., an investment management company, since 1993. Mr. Wargo is a co-founder and has been a Member of New Mountain Capital, LLC, since January 2000. From 1989 to 1992, Mr. Wargo was a Managing Director and Senior Analyst of The Putnam Companies, a Boston-based investment management company. From 1985 to 1989, Mr. Wargo was a partner and held other positions at Marble Arch Partners. Mr. Wargo is a Director of Liberty Global, Inc. and Discovery Communications, Inc. Mr. Wargo has served on the Board since 2001 and is a member of the Audit Committee of the Board. Mr. Wargo holds a bachelor’s degree in physics and a master’s degree in nuclear engineering, both from the Massachusetts Institute of Technology. He also holds a master’s degree in management science from the Sloan School of Management, Massachusetts Institute of Technology.

Director Compensation

Director compensation is designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure the Corporation can attract and retain outstanding director candidates who meet the criteria outlined in this proxy;

•	Recognize the time commitments necessary to oversee the Corporation; and

•	Support the independence of thought required of a good director.

The Nominating Committee reviews non-employee director compensation regularly and resulting recommendations are presented to the full Board for discussion and approval. The Nominating Committee has the authority to retain an independent consultant if it wishes, but heretofore has not.

Corporation employees receive no additional pay or benefits for serving as directors.

For 2009, non-employee director compensation was as follows:

•	Annual Retainer. Each eligible director is paid an annual fee of $80,000. Of this, at least, 50% (or $40,000) must be received in the form of shares of restricted stock of the Corporation. These shares vest ratably over a three year period, with one-third of the stock vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 50% of their annual retainer ($40,000) in either restricted stock of the Corporation or cash, which is paid in quarterly installments. In the event any eligible Director wishes to retire from the Board of Directors, or wishes to resign from the Board to serve in another capacity that might preclude further service on the Board of Directors, and holds shares of unvested restricted stock in the Corporation, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of such shares provided that the Director shall have served at least five years on the Board of Directors of the Corporation.

•	Fees for Audit Committee. Members of the Audit Committee receive an additional fee of $1,000 per meeting (generally $5,000 per year).

•	Reimbursement of Expenses. Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

A significant portion of director compensation is paid in restricted stock to align director compensation with the long term interests of shareholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock.

Board Structure

Our Board is made up entirely of independent members, as independence is defined under the NASDAQ Listing Standards, with the exception of our Chief Executive Officer, who also serves as our Chairman. In the past, we have operated with a separate non-executive Chairman of the Board, but with the current make up of the Board, we believe that combining the two roles leads to the most efficient and effective leadership of Board activities. We have a talented and experienced Presiding Independent Director, Mr. David Coulter, who runs the Board in the Chairman’s absence. The Presiding Independent Director meets with the Board of Directors without the Chairman present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Chairman and CEO’s performance.

The Board of Directors is ultimately responsible for the risk management of the Corporation; the CEO is the “Chief Risk Officer.” The Board reviews and approves all annual budgets, major uses of capital, major projects, and University expansion plans. Two members of the Board of Directors also serve as members of the governing body (The Board of Trustees) of the Corporation’s chief asset: Strayer University. The Board of Trustees is made up of four independent members, in addition to the two members of the Board of Directors. The Board of Directors oversees, but generally defers to the University’s Board of Trustees on issues related to academic affairs and quality, including specifically, the rate of the University’s growth and expansion.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The current Committee membership is as follows:

Committee Memberships

Audit	Compensation	Nominating

Robert R. Grusky, Chair	Todd A. Milano, Chair	David A. Coulter, Chair
G. Thomas Waite, III	William E. Brock	Charlotte F. Beason
J. David Wargo	David A. Coulter	Robert L. Johnson

Audit Committee.  For the year ended December 31, 2009, the Audit Committee was composed of Messrs. Grusky (Chair), Waite and Wargo. The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Committee performs a variety of tasks, including being directly responsible for the appointment (subject to shareholder ratification), compensation and oversight of the Corporation’s independent registered public accounting firm. The Audit Committee also, among other things, reviews the Corporation’s accounting policies and reviews the Corporation’s unaudited quarterly earnings releases and periodic filings with the Securities and Exchange Commission (the “SEC”) that include financial statements, and regular reports to the Board of Directors. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities.

The Audit Committee met six times during 2009.

The Audit Committee has a written charter, which was last amended on February 9, 2010. The Corporation will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, (703) 247-2500. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “1934 Act”). The Board of Directors has determined that each member of the Committee qualifies as an “audit committee financial expert,” as defined by SEC rules, based on his education, experience and background.

A report of the Audit Committee is included below in this proxy statement.

Compensation Committee.  From January 1, 2009 until April 30, 2009, the Compensation Committee consisted of Mr. Wargo (Chair), Mr. Johnson, and Mr. Milano. From May 1, 2009 until December 31, 2009, the Compensation Committee was composed of Messrs. Milano (Chair) and Brock, and effective January 1, 2010, Mr. Coulter.

The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Chief Executive Officer, and other officers of the Corporation. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the Board. The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2009, the Compensation Committee did not utilize the services of any compensation consultant. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of our CEO in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below. The Compensation Committee met three times between February 12, 2009, the date of the last Compensation Committee Report and February 10, 2010, the date of the Compensation Committee Report below.

The Compensation Committee has adopted a written charter, a copy of which the Corporation will provide to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, (703) 247-2500. In addition, the Compensation Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the NASDAQ Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as “non-employee” directors as defined by SEC rules and “outside directors” as defined by the Internal Revenue Code of 1986.

Nominating Committee.  For the year ended December 31, 2009, the Nominating Committee was composed of Mr. Coulter (Chair), Dr. Beason and Mr. Johnson. The Nominating Committee is responsible for establishing qualifications for potential directors and considering and recommending prospective candidates for Board membership. The Nominating Committee met three times during the year ended December 31, 2009.

The Nominating Committee has a written charter. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, (703) 247-2500. In addition, the Nominating Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the NASDAQ Listing Standards.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, Messrs. Wargo, Johnson, Milano and Brock served on the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2009, an officer or employee of the Corporation or was formerly an officer of the Corporation, or had any relationship requiring disclosure by the Corporation as a related party transaction under applicable SEC rules. No executive officer of the Corporation served on any board of directors or compensation committee of any other company for which any of the Corporation’s directors served as an executive officer at any time during fiscal year 2009.

Attendance at Meetings and Director Independence

The Board of Directors met five times during 2009. Each Director attended at least 75% of the meetings of the Board and of the meetings of the Board Committees on which he or she served as a member in 2009. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board’s Presiding Independent Director, currently Mr. Coulter, presides at these executive sessions. The Corporation requires all incumbent directors and director nominees to attend each annual meeting of stockholders. All nine incumbent directors attended the Corporation’s last annual meeting of stockholders held on April 28, 2009.

The Board of Directors consists of a majority of independent directors, as independence is defined under the NASDAQ Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Mr. Silberman, are independent under these standards.

Code of Business Conduct

The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable NASDAQ requirements. The Code of Conduct was amended on February 12, 2008 to provide updates and clarifications but was not amended in any material respects. The Corporation will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, (703) 247-2500. In addition, the Code of Business Conduct is available on the corporate website, www.strayereducation.com. In the event that the Corporation makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, the Corporation intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Corporation’s website, located at www.strayereducation.com and, as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Stockholder Communication with Directors

The Corporation has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year will be forwarded to the Board. Stockholder-Board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Corporation who will forward all appropriate communications to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

The 1934 Act requires the Corporation’s directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, and upon written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2009, all such filing requirements were met.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the ownership of the Corporation’s common stock as of February 25, 2010 (except as otherwise indicated), by each person known by management of the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Corporation’s common stock, each of the Corporation’s directors, its CEO and four other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Corporation. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding on the record date plus those common stock equivalents and exercisable options held by the applicable beneficial owner.

		Options Currently
	Common Stock	Exercisable or
	Beneficially	Exercisable		Percentage
Name of Beneficial Owner	Owned	within 60 days	Total	Owned

Stockholders:
Capital World Investors(a)	1,691,300	0	1,691,300	12.1%
Fidelity Management and Research Company(b)	1,660,490	0	1,660,490	11.9%
Baron Capital Group, Inc(c)	1,359,385	0	1,359,385	9.7%
Lone Pine Capital LLC(d)	1,353,513	0	1,353,513	9.7%

Directors:
Robert S. Silberman(e)	205,016	100,000	305,016	2.2%
Dr. Charlotte F. Beason	4,599	0	4,599	*
William E. Brock	4,149	0	4,149	*
David A. Coulter	5,886	0	5,886	*
Robert R. Grusky	3,803	0	3,803	*
Robert L. Johnson	7,627	6,667	14,294	*
Todd A. Milano	4,432	0	4,432	*
G. Thomas Waite	3,918	0	3,918	*
J. David Wargo	1,149	0	1,149	*

Named Executive Officers:
Karl McDonnell(f)	69,127	0	69,127	*
Mark C. Brown(g)	14,576	0	14,576	*
Lysa A. Hlavinka(h)	14,800	0	14,800	*
Dr. Sondra F. Stallard(i)	8,593	0	8,593	*
All Executive Officers and Directors (17 persons)	357,589	106,667	464,256	3.3%

*	represents amounts less than 1%

(a)	Based on a joint Schedule 13G filed with the SEC on February 5, 2010 by Capital World Investors and Fundamental Investors, Inc. Capital World Investors is a division of Capital Research and Management Company (“CRMC”). CRMC acts as an investment adviser to various investment companies, including Fundamental Investors, Inc. The address is: 333 South Hope Street, Los Angeles, California 90071.

(b)	Based on a Schedule 13G filed with the SEC on February 16, 2010. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC, and is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The address is: 82 Devonshire Street, Boston, Massachusetts 02109.

(c)	Based on a Schedule 13G filed with the SEC on February 3, 2010. Baron Capital Group, Inc. is the parent company of BAMCO, Inc. and Baron Capital Management, Inc., which are investment advisers with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. Ronald Baron owns a controlling interest in Baron Capital Group, Inc. The address is: 767 Fifth Avenue, New York, NY 10153.

(d)	Based on a Schedule 13G filed with the SEC on February 16, 2010. Lone Pine Capital LLC and affiliated entities reported beneficial ownership of and shared voting power and shared dispositive power as to these shares. Stephen F. Mandel, Jr. is the Managing Member of Lone Pine Capital LLC and affiliated entities and in that capacity, directs their operations. The address is: Two Greenwich Plaza, Greenwich, Connecticut 06830.

(e)	Includes 183,680 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2019, subject to the satisfaction of certain performance criteria. Mr. Silberman has the right to vote these shares and receive cash dividends thereon during the restriction period.

(f)	Includes 20,192 restricted shares which were granted on July 25, 2006 and which vest 100% on July 25, 2010, subject to the satisfaction of certain performance criteria. The amount also includes 1,851 shares of restricted stock, which were granted on February 12, 2008 and which vest 100% on February 12, 2011. The amount also includes 45,920 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2014, subject to the satisfaction of certain performance criteria. Mr. McDonnell has the right to vote these shares and receive cash dividends thereon during the restriction periods.

(g)	Includes 7,651 shares of restricted stock which were granted on February 12, 2008. Of the 7,651 restricted shares, 1,481 shares vest 100% on February 12, 2011 and 6,170 shares vest 100% on February 12, 2013. The amount also includes 1,240 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2012. The amount also includes 1,454 restricted shares which were granted on February 9, 2010 and which vest 100% on February 9, 2013. Mr. Brown has the right to vote these shares and receive cash dividends thereon during the restriction period.

(h)	Includes 7,343 shares of restricted stock, which were granted on February 12, 2008. Of the 7,343 restricted shares, 1,173 shares vest 100% on February 12, 2011 and 6,170 shares vest 100% on February 12, 2013. The amount also includes 1,102 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2012. Ms. Hlavinka has the right to vote these shares and receive cash dividends thereon during the restriction periods.

(i)	Includes 6,185 shares of restricted stock, which were granted on February 12, 2008 and which vest 100% on February 12, 2013, subject to the satisfaction of certain performance criteria. The amount also includes 1,148 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2012. The amount also includes 1,260 restricted shares which were granted on February 9, 2010 and which vest 100% on February 9, 2013. Dr. Stallard has the right to vote these shares and receive cash dividends thereon during the restriction periods.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Objectives

In accordance with the Compensation Committee charter, the Corporation employs the following general policies in determining executive compensation:

•	The Corporation believes that compensation of the Corporation’s key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and encourage and reward superior performance.

•	It is the policy of the Corporation that the three primary components of the Corporation’s compensation package for officers (salary, bonus, and equity grants) be considered in the aggregate, in other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package.

•	The Corporation seeks to reward achievement of specific corporate and individual performance goals by authorizing annual bonuses, some of which are paid in cash, and the rest in stock of the Corporation which is restricted for at least three years.

•	The criteria used by the Compensation Committee in deciding whether, or at what level, bonuses should be paid in any year is based, first, on assessing if the Corporation met certain performance objectives set annually by the Board, and then second, assessing individual executive’s relative contribution to meeting those objectives. These assessments are made only after the Compensation Committee receives the Corporation’s annual financial statements, audited by the Corporation’s independent auditing firm, PricewaterhouseCoopers LLP. Each year the corporate objectives used to determine bonus eligibility for executives are chosen by the Board of Directors from criteria which were approved by the shareholders of the Corporation at its annual meeting on May 3, 2006.

•	The Corporation believes that smaller grants of restricted stock are generally preferable as an equity compensation vehicle and more suited to our long-term business model than larger grants of stock options with equivalent calculated value. This is so because shares of restricted stock have an intrinsic value when granted (as opposed to options) and therefore, the employee holding restricted stock shares a downside risk to such value with other owners of the Corporation’s common stock. The Board believes this more conservative approach to equity compensation also avoids the most perilous side effect of stock options, namely the incentive to take excessive risks to effect the short term stock price above the exercise price of the option.

•	One of the Corporation’s guiding principles is that officers and directors think like owners. To this end, the Corporation has adopted a requirement that within three years of hiring or promotion (or for existing officers and directors, by March 1, 2013), senior officers and members of the Board of Directors purchase shares of the Corporation in the open market, or hold vested awarded shares equal to the amounts shown in the table below.

Title	Required Share Ownership

Chief Executive Officer	10x Annual Salary
Chief Operating Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer

•	In determining compensation levels at the Corporation, the Compensation Committee compares executive compensation at the Corporation to that of ten other publicly traded companies which own education assets. These companies are: Apollo Group, Inc., Career Education Corporation, Corinthian Colleges, Inc., DeVry, Inc., Education Management Corporation, ITT Educational Services, Inc., Kaplan, Inc., Grand Canyon Education, Inc., Capella Education Company, and Bridgepoint Education. The Compensation Committee also compares executive compensation at the Corporation to similarly sized companies by revenue, market capitalization, and growth profile which are in other industries.

The Compensation Committee generally tries to set salary targets at or below the midpoint of comparable companies, annual cash bonus at or above the midpoint of comparable companies, and to set equity compensation in the upper quartile of such companies if specific performance targets are met. If, in the Board’s judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead make reasoned judgments to lower the Corporations’ executive compensation to levels it deems more appropriate.

Who Determines Compensation?

In accordance with the Compensation Committee charter, compensation for the Corporation’s CEO is determined by the Compensation Committee subject to approval of the Corporation’s Board of Directors (excluding the CEO, who is also a Director). In making its determination on CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:

•	The Corporation’s achievement of annual goals and objectives set by the full Board of Directors in the preceding year,

•	The long term performance of the Corporation, and

•	CEO compensation level at comparable companies.

For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:

•	Performance of the executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board in the preceding year,

•	The long term performance of the Corporation,

•	Executive compensation level at comparable companies, and

•	The recommendations of the CEO.

The CEO provides recommendations for executive officer compensation (other than himself) to the Compensation Committee based on his review and analysis of each officer’s performance and contributions to the Corporation. While the Compensation Committee considers the recommendations of the CEO with respect to these elements of compensation, the Compensation Committee independently evaluates the recommendations for purposes of making its recommendations to the full Board.

The Compensation Committee meets in February of each year when audited year-end financial statements are available, to consider bonuses with respect to the just completed fiscal year, consider equity awards, and determine executive officer salaries with respect to the next fiscal year. The Committee meets from time to time during the year as may be required to address compensation and equity grant issues associated with new officer hires and director appointments, as well as, if applicable, making equity grants as long-term compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

Identification and Analysis of 2009 Compensation Programs

During 2009, the Corporation’s executive compensation included salary, cash bonus and long-term compensation in the form of restricted stock awarded under the Corporation’s Equity Compensation Plan.

•	Salary — Salaries for executives other than the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the CEO. The CEO’s salary is specified in his employment agreement (see “Employment Agreements, Change in Control Agreements and Severance Plans” section below), and is annually reviewed and approved by the Compensation Committee and the full Board of Directors.

•	Cash Bonus — Cash Bonuses are awarded to our named executives and other corporate officers by our Board of Directors upon the recommendation of the Compensation Committee of the Board. In determining whether to recommend such cash bonuses, the Compensation Committee first determines whether the corporation has achieved its annual corporate objectives for the year.

As befits a company whose main operating asset is a 120 year old University holding the highest possible academic accreditation, these annual corporate objectives include a number of academic measures such as improvements in student learning outcomes, student retention and continuation rates, advances in faculty hiring and qualifications, development of new academic programs, advances in online education, and increased academic rigor. The annual corporate objectives also include non-financial operational targets such as opening new campuses, securing regulatory approval to operate in new states, securing new corporate and institutional alliance partners and entering into additional academic articulation agreements with other universities and community colleges. Finally, these annual corporate objectives include financial measures, such as, revenue, operating margin, operating income, net income, EPS, return on invested capital, and return of capital to owners through dividends and share repurchases. Of course, even if the Corporation achieves all of its academic, operational, and financial objectives in a given year, in the event of any breach in regulatory, legal, or ethical business standards, the Compensation Committee would eliminate the payment of cash bonuses for that year.

One metric not used by the Board in determining executive compensation is the stock price. Unlike some commentators, the Board strongly feels that management’s responsibility is to increase the intrinsic value of the corporation. How the equity markets price that intrinsic value should not be management’s concern. By achieving its annual corporate objectives, the Board feels management will necessarily increase the intrinsic value of the Corporation, and generate sustainable long term increases in shareholders’ value. Each year the Board selects those annual corporate objectives from among criteria which were approved by the shareholders of the Corporation at its annual meeting on May 3, 2006. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific bonus amount being paid to our named executive officers. The Corporation believes the achievement of these goals is realistic but not certain.

The target cash bonus for Senior Vice Presidents and above is 75% of salary, and for Vice Presidents, 40% of salary. Only corporate officers are eligible for cash bonuses. See “Summary Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table” for more information regarding bonuses awarded for 2009.

•	Equity-based Compensation Programs — As discussed above, the Corporation believes it should, subject to achievement of certain academic, operational, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers with stockholders. The Corporation has determined that the equity grant portion of executive compensation should be made in the form of restricted stock rather than stock options because shares of restricted stock have an intrinsic value when granted (as opposed to options) and therefore the employee holding restricted stock shares a downside risk to such value with other owners of the Corporation’s common stock. The Corporation believes this form of equity compensation is more suited to our long-term business model.

Equity awards are generally issued on the date of the February Board of Directors meeting each year, by which time the financial results for the preceding year have been finalized. For all stock-based grants, the closing price of the Corporation’s common stock on the date of issue is used as the grant price. With the exception of the Chief Executive Officer, and the Chief Operating Officer, all corporate officers participate in the Corporation’s annual equity award program. The equity awarded under this program has a three year cliff vest, and carries with it dividends and voting rights. In February 2009, this program was amended to require that for share grants on or after February 10, 2009, should a holder leave the Corporation before the equity vests, any dividends which had been paid on the equity would be forfeited back to the Corporation. The Corporation believes this enhances the retention value of the restricted equity awards.

Under this program, the target equity grant value for Senior Vice Presidents and above is 100% of salary, and for Vice Presidents, 75% of salary. Equity awards under this program are only made after the Compensation Committee and full Board of Directors have completed their analysis of both corporate and individual performance described in the previous section on cash bonuses. In February 2006, the Corporation’s Board of Directors determined that grants of equity for executive compensation on an annual basis should not exceed 0.5% of total shares outstanding, assuming no share repurchases.

The Chief Executive Officer and Chief Operating Officer do not participate in this annual equity award program because the Board of Directors believes any equity awards granted to officers of their responsibility should contain both specific performance triggers and a longer vesting period. Occasionally the Corporation believes it should make special grants of equity to officers who do participate in the annual equity awards program (i.e. not the Chief Executive Officer or Chief Operating Officer), either upon initial hire, or to recognize a significant contribution or promotion. These special grants also have either specific performance triggers and/or longer vesting periods. See “Summary Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table” for more information regarding equity-based awards to the CEO, COO, and other named executive officers.

Given our growth prospects, profitability, cash generation and returns on invested capital we view our equity as very valuable and are reluctant to issue it. This means that we only grant restricted stock, (or previously options), to employees and directors as compensation when we believe we are getting fair value (in terms of their service) in return.

•	Perquisites and Other Personal Benefits — The Corporation does not offer any perquisites. The Corporation does reimburse relocation expenses including tax gross-ups, when applicable. This benefit is offered to any officer hired from a different location to encourage prospective executives to relocate.

•	Employment Agreements with Mr. Silberman — Robert S. Silberman, the Corporation’s Chairman and Chief Executive Officer, has an employment agreement with the Corporation which had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extends for successive one-year periods unless either the Corporation or Mr. Silberman provides timely notice to the contrary. Mr. Silberman’s employment agreement currently provides for a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target award of at least 75% of base salary, in the form of a bonus for each of the fiscal years during which he is employed, upon meeting certain individual, corporate and financial goals annually approved by the Board. In the event of termination without cause, the employment contract also provides for the payment of three years base salary, three years of medical benefits and, if such termination is in connection with a change of control, an amount equal to three times the latest annual bonus award made to him under the agreement prior to the event of termination without cause. In addition, Mr. Silberman is entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. Mr. Silberman is the only named executive officer who has an employment agreement.

•	Retirement and Deferred Compensation Plans — The Corporation maintains a retirement plan (the “401(k) Plan”) intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers all full-time employees of the Corporation of at least 21 years of age. Effective January 1, 2010, employees may contribute up to $16,500 of their annual wages (subject to an annual limit prescribed by the Internal Revenue Code) as pretax, salary deferral contributions. The Corporation, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2009, the Corporation matched 100% of employee deferrals up to a maximum of 3% of the employee’s annual salary and matched an additional 50% of employee contributions for deferrals between 3% and 5%

of annual salary. The Corporation offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. The Corporation also maintains an Employee Stock Purchase Plan (the “Employee Purchase Plan”). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Corporation, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Corporation offers this plan to encourage stock ownership by its employees.

Impact of Tax and Accounting Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, the Corporation’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the Corporation’s executive officers.

Stock Ownership and Retention Guidelines

One of the Corporation’s guiding principles is that officers and directors think like owners. To this end, the Corporation has adopted a requirement that within three years of hiring or promotion (or for existing officers and directors, by March 1, 2013), senior officers and members of the Board of Directors purchase shares of the Corporation in the open market, or hold vested awarded shares equal to the amounts shown in the table below.

Title	Required Share Ownership

Chief Executive Officer	10x Annual Salary
Chief Operating Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer

Summary Compensation

The following table sets forth all compensation awarded to the Corporation’s named executive officers for the fiscal years ended December 31, 2007, 2008, and 2009.

Summary Compensation Table(d)

						All Other
	Year	Salary	Bonus	Stock Awards(b)	Option Awards(b)	Compensation(c)	Total

Robert S. Silberman	2009	$665,000	$815,000	$3,548,000	$129,000	$423,080	$5,580,080
Chairman & CEO	2008	$665,000	$495,000	$4,833,000	$1,034,000	$960,808	$7,987,808
	2007	$630,000	$600,000	$5,273,000	$1,034,000	$444,065	$7,981,065
Karl McDonnell	2009	$330,000	$500,000	$2,414,000	$—	$165,093	$3,409,093
President & COO	2008	$300,000	$360,000	$628,000	$—	$89,032	$1,377,032
	2007	$246,000	$300,000	$535,000	$—	$36,888	$1,117,888
Mark C. Brown	2009	$265,000	$313,000	$461,000	$33,000	$37,720	$1,109,720
Executive VP & CFO	2008	$250,000	$250,000	$380,000	$263,000	$57,936	$1,200,936
	2007	$238,000	$250,000	$117,000	$260,000	$45,882	$910,882
Lysa A. Hlavinka	2009	$226,000	$258,000	$537,000	$19,000	$47,416	$1,087,416
Executive VP & Chief	2008	$214,000	$200,000	$464,000	$200,000	$53,056	$1,131,056
Administrative Officer	2007	$190,000	$190,000	$224,000	$270,000	$19,521	$893,521
Dr. Sondra F. Stallard(a)	2009	$260,000	$215,000	$297,000	$—	$26,299	$798,299
President, Strayer	2008	$240,000	$200,000	$195,000	$—	$16,974	$651,974
University	2007	$82,000	$60,000	$—	$—	$—	$142,000

(a)	Dr. Stallard was hired in September 2007.

(b)	The amounts shown in the “Stock Awards” column above reflect the amounts expensed for the years ended December 31, 2007, 2008 and 2009 under ASC 718, Stock Compensation, for all outstanding restricted stock held by the named executive officer (disregarding estimated forfeitures). The amounts shown in the “Option Awards” column reflect the amounts expensed for the years ended December 31, 2007, 2008 and 2009 in accordance with ASC 718 for all stock options held by the named executive officer (disregarding estimated forfeitures), including awards made in prior periods. No new stock option awards were granted in 2007, 2008 or 2009. All amounts recorded relate to awards made in prior years. The Corporation used the Black Scholes option pricing model to estimate fair value as of the date of each stock option grant. The assumptions used for each year’s stock option awards are included in the “Significant Accounting Policies” section in the notes to the consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the years ended December 31, 2004 and 2005.

(c)	See the Supplemental All Other Compensation table below for additional detail.

(d)	The Corporation does not have a non-equity incentive plan, a pension plan or a non-qualified deferred compensation plan and, therefore, the columns related to these plans are excluded from the table.

In 2009, All Other Compensation is comprised of dividends on unvested restricted stock, the Corporation’s match of contributions to a 401(k) plan, and Other. The table below sets forth this information by named executive officer for the fiscal years ended December 31, 2007, 2008, and 2009.

Supplemental All Other Compensation Table

		Dividends on
		Unvested Restricted	Corporation’s		Total All Other
	Year	Stock	401(k) Match	Other(a)	Compensation

Robert S. Silberman	2009	$413,280	$9,800	$—	$423,080
Chairman & CEO	2008	$476,608	$9,200	$475,000	$960,808
	2007	$172,565	$9,000	$262,500	$444,065
Karl McDonnell	2009	$155,293	$9,800	$—	$165,093
President & COO	2008	$80,032	$9,000	$—	$89,032
	2007	$27,888	$9,000	$—	$36,888
Mark C. Brown	2009	$27,920	$9,800	$—	$37,720
Executive VP & CFO	2008	$25,186	$9,000	$23,750	$57,936
	2007	$4,617	$9,000	$32,265	$45,882
Lysa A. Hlavinka	2009	$39,438	$7,978	$—	$47,416
Executive VP & Chief	2008	$44,858	$8,198	$—	$53,056
Administrative Officer	2007	$11,921	$7,600	$—	$19,521
Dr. Sondra F. Stallard	2009	$16,499	$9,800	$—	$26,299
President, Strayer University	2008	$10,051	$6,923	$—	$16,974
	2007	$—	$—	$—	$—

(a)	In February 2006, the Company’s Board of Directors approved cash payments to the holders of vested stock options in an amount equivalent to the Company’s common stock dividends. These cash payments were remitted on the same dates as the Company’s dividends. In 2009, after consulting with the Corporation’s 20 largest shareholders, the Board discontinued this form of compensation. For 2007 and 2008, the amounts for these payments to the named executive officers are shown in the “Other” column.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the Corporation’s named executive officers for the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards Table (a),(c)

		All Stock
		Awards:
		Number of	Grant Date
		Shares of	Fair Value
		Stock or	of Stock
		Units(b)	Awards(b)	Vesting
Name	Grant Date	(#)	($)	Date

Robert S. Silberman,	2/10/09	183,680	40,000,000	2/10/19
Chairman & CEO

Karl McDonnell,	2/10/09	45,920	10,000,000	2/10/14
President & COO

Mark C. Brown,	2/10/09	1,240	270,000	2/10/12
Executive VP & CFO

Lysa A. Hlavinka,	2/10/09	1,102	240,000	2/10/12
Executive VP & Chief
Administrative Officer

Dr. Sondra F. Stallard,	2/10/09	1,148	250,000	2/10/12
President, Strayer University

(a)	These awards of restricted stock vest 100% on either February 10, 2012, February 10, 2014 or February 10, 2019, as noted above. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(b)	On February 9, 2010, Mr. Brown and Dr. Stallard were granted 1,454 shares and 1,260 shares of restricted stock, respectively, which are not reflected in the table above. These awards of restricted stock vest 100% on February 9, 2013. The Corporation’s closing price of common stock was $206.39 on the date of these awards.

(c)	The Corporation did not grant any stock options in 2009 and, therefore, the columns related to stock option grants are excluded from the table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table

In setting compensation levels for the named executive officers in 2009 the Board of Directors considered the total value of all three components of executive compensation: salary and benefits, cash bonuses, and equity grants. Salary levels for the named executive officers in 2009 were set by the Board at a rate designed to be competitive, but at or below the midpoint of a group of peer companies. Salary levels were designed by the Board to comprise less than half of the targeted total compensation for the named executive officers if the Corporation achieved its objectives for 2009.

In determining the amount of cash bonus awards paid to the named executive officers for 2009, the Compensation Committee reviewed the Corporation’s performance against the objectives for 2009 adopted by the full Board of Directors in October of 2008. The Compensation Committee determined that the Corporation met or exceeded each of those corporate objectives. Specifically, the Compensation Committee noted the superior performance of the Corporation’s main operating asset, Strayer University, in areas such as faculty hiring and development, student learning outcomes, student retention rates, student graduation rates, and the development of new academic programs. The Compensation Committee also noted the University’s successful opening of 11 new campuses, its approval to operate in 4 new states, and its entering into numerous institutional alliances and articulation agreements with community colleges. Finally, the Compensation Committee noted the Corporation’s 29% growth in revenue, 36% growth in operating income, 30% growth in net income, 34% growth in EPS, and achievement of an operating margin of 33.7%, and a return on invested capital of 57%. It also noted the Corporation’s disciplined capital allocation, including the repurchase of approximately 452,000 shares at an average price of $177.34 per share.

As provided in the summary compensation table, actual cash bonuses awarded to the named executive officers for 2009 ranged from approximately 80% to 150% of base salary with differences in relative amounts resulting from the Board of Directors’ view of individual named executives officer’s relative contribution to the success of the Corporation in 2009. With regard to equity grants the Board took into account the length of the vesting period, and the difficulty of attainment of any performance criteria. Specifically, the longer the vesting period and the more stringent the performance criteria, the larger the grant date value of the equity award.

In 2009, our Chief Executive Officer, Mr. Robert Silberman, declined an increase in salary. In determining his cash bonus for 2009, the Compensation Committee noted Mr. Silberman’s leadership of the Corporation in achieving all of its corporate objectives for 2009, as detailed above. The Compensation Committee also noted Mr. Silberman’s success in assembling a leadership team and culture which combines the best aspects of a first rate university and an acknowledged highly successful public company. The Compensation Committee determined that Mr. Silberman’s performance should be recognized with a cash bonus equal to 115% of his base salary. Mr. Silberman does not participate in the Corporation’s annual equity plan. In 2009, the Board awarded Mr. Silberman an equity grant of 183,680 restricted shares of the Corporation’s stock. This grant, equal to $40 million on its grant date, does not vest for ten years, and then only if the Corporation achieves specific goals. These goals include measures of academic, operational, and financial performance. The Board of Directors does not disclose the specific performance objectives in Mr. Silberman’s grant because it feels such disclosure would cause significant competitive harm to the Corporation. The Corporation believes the achievement of these goals is realistic but not certain.

This grant was discussed by the Board with our shareholders and was fully disclosed in our 2009 proxy. In approving this grant, our Board of Directors was motivated by two counter balancing imperatives. First, was the desire to retain the services of Mr. Silberman in the leadership of the Corporation for a significant period of time. Since he joined as CEO in 2001, the Corporation has increased its revenue by 556% from $78 million to $512 million; increased its operating income 473% from $30 million to $172 million; increased its net income 400% from $21 million to $105 million; increased its earnings per share 439% from $1.41 to $7.60, increased the annual common dividend 1,100% from $.25 to $3.00 and returned $369 million to our stockholders in the form of repurchases of our common shares and special dividends. Under his leadership, the Corporation’s market capitalization has grown from $400 million to $3 billion. In that same time period, under Mr. Silberman’s leadership, the Corporation’s main operating asset, Strayer University, has received approval from all accrediting, state, and Federal licensing authorities to which we have applied to expand our campus network from 12 campuses in two states and Washington, D.C. to 78 campuses in 18 states and Washington, D.C. The University has also significantly upgraded the quality of its faculty, increased its student enrollment, and achieved an accelerated ten year reaffirmation of its University accreditation from the Middle States Commission on Higher Education. The Board felt that these results were extraordinary for any company, and were directly related to Mr. Silberman’s leadership. The Board noted that Mr. Silberman was elected in early 2008 as Morningstar, Inc.’s CEO of the year, and that Mr. Silberman was a large owner of the Corporation, owning 21,336 shares outright or approximately $4.6 million in value.

The second imperative which influenced the Board’s decision to approve this grant was the desire to protect our shareholders’ interests by having any equity grant for Mr. Silberman vest over the longest possible time frame and contain rigorous performance objectives. The Board was convinced that Mr. Silberman’s grant, which is entirely restricted for a full ten years (i.e. none of the shares can be sold by Mr. Silberman before February 2019), and also requires the attainment of both academic and financial performance objectives (which include compounded annual growth rates of revenue, net income, and earnings per share over a ten year period), was as rigorously protective of shareholder interest as any equity grant issued at any public company. Mr. Silberman was not awarded any equity compensation in either 2007 or 2008.

In 2009, the salary of our President and Chief Operating Officer, Karl McDonnell was increased by 10% to $330,000. In determining his salary and cash bonus for 2009, the Compensation Committee considered the recommendation of the CEO, the COO compensation level at comparable companies, and noted Mr. McDonnell’s significant contribution to the achievement of the Corporation’s objectives in 2009 as noted above. The Compensation Committee determined that Mr. McDonnell’s performance should be recognized with a cash bonus equal to approximately 150% of his base salary. As of 2009, Mr. McDonnell no longer participates in the annual restricted share grant program. However, for similar reasons described for Mr. Silberman, the Board did approve an equity grant to Mr. McDonnell in 2009 of 20,192 restricted shares of the Corporation’s stock, equal to $10 million on the date of grant. These restricted shares have the same performance criteria as Mr. Silberman’s, but vest in five years versus the ten year vesting for Mr. Silberman. The Board felt that securing the services of the top two officers of the Corporation over an extended period would create the stable leadership necessary to achieve the Corporation’s ambitious academic and financial objectives.

The salary, cash bonuses, and annual restricted stock bonuses for 2009 for our other three named executive officers all were based on achievement of our corporate goals and their relative contributions. In 2008 both the Executive Vice President and Chief Financial Officer, Mark Brown, and our Executive Vice President and Chief Administrative Officer, Lysa Hlavinka, were awarded by the Board grants of 6,170 shares of restricted stock in addition to their annual share grants. These special grants had a grant date value of $1 million, five year cliff vests, but no performance criteria. They were based on superior performance in 2007, and the Board’s desire to retain these important senior officers. Upon her hiring in 2007, our University President, Dr. Sondra Stallard, was granted 6,185 restricted shares, with a grant date value of $1 million. These shares have a cliff vest of five years and performance criteria focused on the academic standing and achievement of the University.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth outstanding option and stock awards of the Corporation’s named executive officers as of December 31, 2009.

Outstanding Option Awards Table

	Number of	Number of
	Securities	Securities					Market
	Underlying	Underlying					Value of
	Unexercised	Unexercised		Option	Option		Stock
	Options	Options	Option	Exercise	Full	Option	Options at
	(#)	(#)	Grant	Price	Vesting	Expiration	12/31/09
Name	Exercisable	Unexercisable	Date	($)	Date	Date	($)(a)

Robert S. Silberman,	100,000	—	2/15/05	$107.28	2/15/09	2/14/13	10,524,000
Chairman & CEO

Karl McDonnell,	—	—	—	—	—	—	—
President & COO

Mark C. Brown,	—	—	—	—	—	—	—
Executive VP & CFO

Lysa A. Hlavinka,	—	—	—	—	—	—	—
Executive VP & Chief
Administrative Officer

Dr. Sondra F. Stallard,	—	—	—	—	—	—	—
President, Strayer University

(a)	Market value of stock options at December 31, 2009 is estimated by taking the difference between the Corporation’s closing stock price of $212.52 on December 31, 2009 and the Option Exercise Price, multiplied by the number of options for each grant.

Outstanding Stock Awards Table

				Market Value of
				Shares of Stock at
		Number of Shares or		12/31/09
	Restricted	Units of Stock That		That Have
	Stock	Have Not Vested		Not Vested	Restricted Stock
Name	Award Date	(#)		($)	Vesting Date

Robert S. Silberman,	2/10/09	183,680	(f)	39,036,000	2/10/19
Chairman & CEO

Karl McDonnell,	7/26/06	20,192	(a)	4,291,000	7/25/10
President & COO	2/13/07	1,056	(b)	224,000	2/13/10
	2/12/08	1,851	(c)	393,000	2/12/11
	2/10/09	45,920	(g)	9,759,000	2/10/14

Mark C. Brown,	2/13/07	3,518	(b)	748,000	2/13/10
Executive VP & CFO	2/12/08	1,481	(c)	315,000	2/12/11
	2/12/08	6,170	(d)	1,311,000	2/12/13
	2/10/09	1,240	(h)	264,000	2/10/12

Lysa A. Hlavinka,	2/14/06	7,500	(e)	1,594,000	2/13/10
Executive VP & Chief	2/13/07	1,583	(b)	336,000	2/13/10
Administrative Officer	2/12/08	1,173	(c)	249,000	2/12/11
	2/12/08	6,170	(d)	1,311,000	2/12/13
	2/10/09	1,102	(h)	234,000	2/10/12

Dr. Sondra F. Stallard,	2/12/08	6,185	(i)	1,314,000	9/04/12
President, Strayer University	2/10/09	1,148	(h)	244,000	2/10/12

(a)	On July 25, 2006 (when the closing price of the common stock was $99.05 per share), Mr. McDonnell was granted 20,192 restricted common shares which vest 100% on July 25, 2010, subject to the satisfaction of certain confidential performance criteria relating to the achievement of cumulative annual growth rates in revenue, net income, and earnings per share over the restriction period and maintenance of regional accreditation. The Corporation believes the achievement of these criteria is realistic but not certain. Mr. McDonnell has the right to vote these shares and receive cash dividends thereon during the restriction period.

(b)	These awards of restricted stock vest 100% on February 13, 2010. The Corporation’s closing price of common stock was $113.72 on the date of these awards.

(c)	These awards of restricted stock vest 100% on February 12, 2011. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

(d)	These awards of restricted stock vest 100% on February 12, 2013. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

(e)	On February 14, 2006 (when the closing price of the common stock was $91.27 per share), Ms. Hlavinka was granted 7,500 restricted common shares which vest 100% on February 14, 2010. Ms. Hlavinka has the right to vote these shares and receive cash dividends thereon during the restriction period.

(f)	These awards of restricted stock vest 100% on February 10, 2019, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(g)	These awards of restricted stock vest 100% on February 10, 2014, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(h)	These awards of restricted stock vest 100% on February 10, 2012. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(i)	These awards of restricted stock vest 100% on September 4, 2012, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

Options Exercised and Restricted Stock Vested

The following table sets forth the value and share amounts realized during the fiscal year ended December 31, 2009 upon the exercise of stock options and vesting of stock awards for the Corporation’s named executive officers.

Options Exercised and Restricted Stock Vested Table

	Options Exercised		Restricted Stock Vested
	Number of Shares		Number of
	Acquired on	Value Realized on	Shares Acquired	Value Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert S. Silberman,	—	—	—	—
Chairman & CEO

Karl McDonnell,	—	—	—	—
President & COO

Mark C. Brown,	25,417	2,781,000	—	—
Executive VP & CFO

Lysa A. Hlavinka,	15,000	1,644,000	—	—
Executive VP & Chief
Administrative Officer

Dr. Sondra F. Stallard,	—	—	—	—
President, Strayer University

Potential Payments upon Termination or Change in Control

Mr. Silberman is the only named executive officer with an employment contract. In the event that Mr. Silberman is terminated by the Corporation without cause, he is entitled to receive a lump sum payment of three years’ salary, which is currently equal to $2.0 million. If such termination is in connection with a change of control, Mr. Silberman is entitled to receive a lump sum payment of an additional amount equal to three times his latest bonus award of $765,000 for a total payout of $4.3 million. (A change of control is defined in the contract as acquisition of more than 50% of the voting stock of the Corporation, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Corporation, election of a substantially different Board of Directors or approval by shareholders of a complete liquidation or dissolution of the Company.) In addition, Mr. Silberman is entitled to three years of medical benefits (estimated cost of $45,000) and to a gross-up payment for any excise taxes which may be imposed on termination payments. No excise taxes would have been imposed had there been a termination or change of control at December 31, 2009. The agreement also contains covenants restricting Mr. Silberman from competing with the Corporation for three years after his termination of employment and requires Mr. Silberman to keep confidential the Corporation’s proprietary information.

For all named executive officers, stock options and restricted stock awards vest immediately upon the occurrence of a change in control of the Corporation as defined in their respective stock option or restricted stock agreements. Change of control is defined in substantially the same way as in Mr. Silberman’s contract. The valuation of the acceleration that would have been made for stock-based awards had there been a change in control at the closing price of $212.52 of the Corporation’s common stock at December 31, 2009 is set forth below.

Value Realized
Upon Vesting Due
to Change of Control
($)

Robert S. Silberman	49,560,000
Karl McDonnell	14,667,000
Mark C. Brown	2,638,000
Lysa A. Hlavinka	3,724,000
Sondra F. Stallard	1,558,000

Director Compensation

Director compensation is designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure the Corporation can attract and retain outstanding director candidates who meet the criteria outlined in this proxy;

•	Recognize the time commitments necessary to oversee the Corporation; and

•	Support the independence of thought required of a good director.

The Nominating Committee reviews non-employee director compensation every other year and resulting recommendations are presented to the full Board for discussion and approval. The Nominating Committee has the authority to retain an independent consultant if it wishes, but heretofore has not.

Corporation employees receive no additional pay or benefits for serving as directors.

For 2009, non-employee director compensation was a follows:

•	Annual Retainer. Each eligible director is paid an annual fee of $80,000. Of this, at least, 50% (or $40,000) must be received in the form of shares of restricted stock of the Corporation. These shares vest ratably over a three year period, with one-third of the stock vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 50% of their annual retainer ($40,000) in either restricted stock of the Corporation or cash, which is paid in quarterly installments. In the event any eligible Director wishes to retire from the Board of Directors, or wishes to resign from the Board to serve in another capacity that might preclude further service on the Board of Directors, and holds shares of unvested restricted stock in the Corporation, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of such shares provided that the Director shall have served at least five years on the Board of Directors of the Corporation.

•	Fees for Audit Committee. Members of the Audit Committee receive an additional fee of $1,000 per meeting (generally $5,000 per year).

•	Reimbursement of Expenses. Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

The following table sets forth compensation for each director for the fiscal year ended December 31, 2009.

Director Compensation Table

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)

Robert S. Silberman,	—	—	—	—
Chairman & CEO(a)

Dr. Charlotte F. Beason,	40,000	40,074	1,124	81,198
Director

William E. Brock	40,000	40,074	1,124	81,198
Director

David A. Coulter	—	79,995	2,236	82,231
Director

Robert R. Grusky	43,500	46,002	1,302	90,804
Director

Robert L. Johnson	—	79,995	5,570	85,565
Director

Todd A. Milano,	5,000	70,440	1,980	77,420
Director

G. Thomas Waite, III,	46,000	40,074	1,124	87,198
Director

J. David Wargo,	45,000	40,074	1,124	86,198
Director

The following table sets forth the number of outstanding options and stock awards held by each non-employee director at December 31, 2009.

Outstanding Options & Stock Awards Table

		Shares of
	Stock	Unvested
	Options(a)	Restricted Stock
Name	(#)	(#)

Dr. Charlotte F. Beason,	—	482
Director
William E. Brock	—	482
Director
David A. Coulter	—	959
Director
Robert R. Grusky	—	544
Director
Robert L. Johnson	6,667	959
Director
Todd A. Milano,	—	864
Director
G. Thomas Waite, III,	—	482
Director
J. David Wargo,	—	482
Director

(a)	As of December 31, 2009, all options held by non-employee directors were vested.

Set forth in the table below is information pertaining to securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2009. There are options but no warrants or other rights existing under these plans.

Equity Compensation Plan Information
as of December 31, 2009

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price	(excluding
	outstanding	of outstanding	securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column(a))
	(a)	(b)	(c)

1. Equity compensation plans previously approved by security holders
A. 1996 Stock Option Plan as amended at the May 2001, the May 2005, and the May 2006 annual shareholders’ meetings	106,667	$104.81	160,918
2. Equity compensation plans not previously approved by security holders	—	—	—

Total	106,667	$104.81	160,918

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Strayer Education, Inc. Board of Directors is composed of three directors — Messrs. Milano (Chair), Brock and Coulter. Between February 12, 2009, the date of the last Compensation Committee Report, and February 10, 2010, the Compensation Committee met three times.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section and, based on the review and discussion, the Committee recommended to the Board to include this information in the Corporation’s Annual Report on Form 10-K and Proxy Statement.

Compensation Committee:

Todd A. Milano, Chair
William E. Brock
David A. Coulter

Dated: February 10, 2010

AUDIT COMMITTEE REPORT

The Audit Committee of the Strayer Education, Inc. (the “Corporation”) Board of Directors is composed of three directors, all of whom are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. For the year ended December 31, 2009, the Audit Committee was composed of Messrs. Grusky (Chair), Waite and Wargo. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually and which has periodically been subsequently revised by the Committee to reflect regulatory developments. The Audit Committee Charter was last amended on February 9, 2010. The Corporation will provide a copy of the charter to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209, (703) 247-2500. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

Under the Audit Committee Charter and the Audit Committee’s current policies, the Audit Committee’s purposes are to:

1. Assist the Board of Directors in fulfilling its responsibility for:

i.	the integrity of the Corporation’s financial statements;

ii.	the Corporation’s compliance with legal and regulatory requirements;

iii.	the independent auditors’ qualifications and independence; and

iv.	the performance of the independent auditors and the Corporation’s internal audit function.

2.	Oversee the audits of the Corporation’s financial statements and its accounting, financial reporting and internal control processes

3.	Prepare this report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission (“SEC”) for inclusion in the Corporation’s annual proxy statement.

The Audit Committee shall have the direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

In connection with this responsibility, during 2009 the Audit Committee met and held discussions with management six times and together with the independent registered public accounting firm four times. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with each of management, internal audit, PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

During the year 2009, management conducted the documentation, testing and evaluation of the Corporation’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in the Corporation’s Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Corporation’s efforts related to its internal control over financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Corporation’s financial statements or the conduct of the annual audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2009 be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Corporation’s independent registered public accounting firm for the fiscal year 2010.

Audit Committee:

Robert R. Grusky, Chair
G. Thomas Waite, III
J. David Wargo

Dated: February 9, 2010

Certain Transactions with Related Parties

The Corporation had no transactions with related parties during the fiscal year ended December 31, 2009. The Corporation prohibits conflict of interest activities by any Director or Officer unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Corporation, (ii) has a material personal interest that will impair the person’s ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Corporation. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Corporation for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Conduct.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee and the Board of Directors have appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has acted as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. Although stockholder ratification of the appointment of auditors is no longer required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Principal Accounting Fees and Services

Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2008 and 2009:

	2008	2009

Audit Fees
Recurring
Consolidated financial statements audit	$389,000	$411,000
Tax Fees
Preparation of corporate tax returns	46,000	81,878
Other tax compliance/tax advice	20,469	21,096
All Other Fees
License fee for accounting database	2,400	2,400

	$457,869	$516,374

It is the Audit Committee’s policy to pre-approve all audit and non-audit related services provided by the Corporation’s independent registered public accounting firm. All of the services described above were pre-approved by the Corporation’s Audit Committee.

Stockholder Proposals

All stockholder proposals intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Corporation no later than October 29, 2010 and must otherwise comply with rules of the SEC for inclusion in the Corporation’s proxy statement and form of proxy relating to the meeting.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Corporation’s proxy statement with respect to discretionary voting. The discretionary voting deadline for the Corporation’s 2011 Annual Meeting is January 12, 2011. If a stockholder gives notice of such a proposal after the discretionary voting deadline, the Corporation’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Corporation’s 2011 Annual Meeting of Stockholders.

Other Matters

The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

Exhibit A

REVOCABLE PROXY

STRAYER EDUCATION, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2010
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Robert S. Silberman, Viet D. Dinh and Mark C. Brown and any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 27, 2010 at 8:30 a.m. (EST) at 2303 Dulles Station Blvd., Herndon, Virginia 20171, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

STRAYER EDUCATION, INC.

APRIL 27, 2010

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

- Please detach along perforated line and mail in the envelope provided -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. Election of nine Directors by all Common Stockholders:

NOMINEES:
1.	Robert S. Silberman
2.	Dr. Charlotte F. Beason
3.	William E. Brock
4.	David A. Coulter
5.	Robert R. Grusky
6.	Robert L. Johnson
7.	Todd A. Milano
8.	G. Thomas Waite, III
9.	J. David Wargo

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted.

A-1

	FOR	AGAINST	ABSTAIN

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2010	[ ]	[ ]	[ ]

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. However, if no direction is given, this proxy will be voted FOR the election of all nominated directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and on other matters in the discretion of the proxy holder as he may deem advisable.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated February 26, 2010 and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

Please mark, sign and date this proxy and return it to ensure a quorum at the meeting. It is important whether or not you own few or many shares. Delay in returning your proxy may subject the Corporation to additional expenses.

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please have a duly authorized officer sign under the full corporate name, giving full title as such. If signer is a partnership, please have an authorized person sign in partnership name.

A-2